EXHIBIT 1

MASS MEGAWATTS WIND POWER, INC.
CORPORATE GROWTH INCENTIVE PLAN

General

On February 1, 2012, the Board of Directors adopted the Mass Megawatts Corporate Growth Incentive Plan .

The Plan permits the stock compensation of unrestricted stock to officers, employees, directors and consultants of Mass Megawatts Wind Power Inc..

The general purpose of the Plan is to provide an incentive to our officers, employees, directors and consultants by enabling them to share in the future growth of our business. The Board of Directors believes that equity compensation promotes continuity of management, increases incentive and personal interest in Mass Megawatts. The Corporate Growth Incentive Plan enhances our ability to attract and retain officers, employees, directors and consultants.

Description of the Corporate Growth Incentive Plan

The Plan will be administered by the Board of Directors or by a committee appointed by the Board (which committee may be a committee of one director).

All officers, employees, Eligible Consultants and directors of Mass Megawatts are eligible under the plan. For purposes of this Plan,” Eligible Consultant means a consultant or advisor to Mass Megawatts who is a natural person who provide bona fide services other than (i) in connection with the offer and sale of securities in a capital raising transaction or (ii) services which directly or indirectly promote or maintain a market for Mass Megawatts. Securities. The Board or Committee may grant stock subject to such conditions as it deems appropriate, including but not limited to the satisfaction of performance goals specified by the management of the Company.

Subject to customary adjustments for stock splits, stock dividends or similar transactions, the aggregate number of shares of Common Stock available for issuance will be 300,000 shares.

The Plan may be amended or terminated at any time by the Board.

The Plan has a term of ten years measured from the date of its adoption by the Board.

Tax Consequences

RECIPIENTS OF STOCK UNDER THE CORPORATE GROWTH INCENTIVE PLAN ARE ADVISED TO CONSULT THEIR PERSONAL TAX ADVISORS.

FEDERAL TAX LAWS ARE SUBJECT TO CHANGE AND THIS SECTION DOES NOT ADDRESS STATE, LOCAL OR OTHER TAX LAWS.

Treatment of Stock Compensation

The recipient of unrestricted stock will recognize ordinary income, and Mass Megawatts generally will be entitled to a corresponding deduction, equal to the fair market value of the Common Stock at the time the stock compensation is made.

Tax Withholding

Mass Megawatts, as and when appropriate, shall have the right to withhold from cash compensation payable to a participant, or to require a participant to pay any federal, state or local taxes required by law to be withheld.

Signature

/s/ Jonathan Ricker	February 1, 2012
Chairman and Chief Executive Officer

2